Filed Pursuant to Rule 433

Registration Statement No. 333- 227436

May 11, 2020

Final Term Sheet

Fiserv, Inc.

$1,000,000,000 2.250% Senior Notes Due 2027

$1,000,000,000 2.650% Senior Notes Due 2030

Issuer:	Fiserv, Inc.

Offering Format:	SEC Registered

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	May 11, 2020

Settlement Date (T+2):	May 13, 2020

Optional Tax Redemption:	Each series of notes may be redeemed, at any time, at the surviving entity’s option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes of such series then outstanding, plus accrued and unpaid interest on the principal amount being redeemed (and any Additional Amounts (as defined in the preliminary prospectus supplement)) to (but excluding) the redemption date, if (i) at any time following a transaction to which the provisions of the indenture described under “—Merger, Consolidation and Sale of Assets” in the preliminary prospectus supplement applies, the surviving entity is required to pay Additional Amounts and (ii) such obligation cannot be avoided by the surviving entity taking reasonable measures available to it.

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

Capital One Securities, Inc.

Citizens Capital Markets, Inc.

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA LLC

KeyBanc Capital Markets Inc.

Scotia Capital (USA) Inc.

Huntington Securities, Inc.

Siebert Williams Shank

Comerica Securities, Inc.

Samuel A. Ramirez & Company, Inc.

Terms Applicable to

2.250% Senior Notes due 2027

Principal Amount:	$1,000,000,000

Maturity Date:	June 1, 2027

Interest Payment Dates:	June 1 and December 1 of each year, beginning December 1, 2020

Benchmark Treasury:	UST 0.500% due April 30, 2027

Benchmark Treasury Price / Yield:	99-19 / 0.560%

Spread to Benchmark Treasury:	T+170 bps

Yield to Maturity:	2.260%

Coupon:	2.250%

Price to Public:	99.934% of the principal amount

Optional Redemption:	At any time prior to April 1, 2027, make-whole call as set forth in the preliminary prospectus supplement (T+30 bps). At any time on or after April 1, 2027, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

CUSIP / ISIN:	337738 BB3 / US337738BB35

Terms Applicable to

2.650% Senior Notes due 2030

Principal Amount:	$1,000,000,000

Maturity Date:	June 1, 2030

Interest Payment Dates:	June 1 and December 1 of each year, beginning December 1, 2020

Benchmark Treasury:	UST 1.500% due February 15, 2030

Benchmark Treasury Price / Yield:	107-11 / 0.720%

Spread to Benchmark Treasury:	T+195 bps

Yield to Maturity:	2.670%

Coupon:	2.650%

Price to Public:	99.824% of the principal amount

Optional Redemption:	At any time prior to March 1, 2030, make-whole call as set forth in the preliminary prospectus supplement (T+30 bps). At any time on or after March 1, 2030, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

CUSIP / ISIN:	337738 BC1 / US337738BC18

* Note: The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

The Issuer has filed a Registration Statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling BofA Securities, Inc. toll-free at +1 (800) 294-1322, Citigroup Global Markets Inc. toll-free at +1 (800) 831-9146, J.P. Morgan Securities LLC collect at +1 (212) 834-4533 or Wells Fargo Securities, LLC toll-free at +1 (800) 645-3751 or by email to wfscustomerservice@wellsfargo.com.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.

4